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                                  EXHIBIT 10.15


                               SAMUEL J. BLOOMBERG
                              EMPLOYMENT AGREEMENT

         TWEETER HOME ENTERTAINMENT GROUP, INC., a Delaware corporation, whose principal place of business is 40 Hudson Road, Canton, Massachusetts 02021 ("Employer" or "Tweeter"), and Samuel J. Bloomberg, whose address is 309 Warren Street, Brookline, Massachusetts 02146 ("Employee"), in consideration of the mutual promises made herein, hereby agree to enter into this Employment Agreement (this "Agreement") as follows:

                                   ARTICLE 1.
                           TERM OF EMPLOYMENT; DUTIES

         1.01. TERM OF EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer for the period beginning on June ____, 1998 and ending five (5) years thereafter unless earlier terminated pursuant to this Agreement. This Agreement shall be renewed automatically for succeeding three (3) year terms unless either party gives notice to the other at least 120 days prior to the expiration of any such renewal term of such party's intention not to renew. As used herein the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

         1.02. GENERAL DUTIES. Employee shall serve as the Chairman and Chief Executive Officer ("CEO") of Tweeter. In his capacity as the CEO of Tweeter, Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of Employer, subject at all times to the policies set by Tweeter's Board of Directors (the "Tweeter Board").

         1.03. NON-COMPETITION AND NON-SOLICITATION. (a) Subject to the other provisions of this Section 1.03, during the Restricted Period (as defined below), the Employee shall not (whether as an owner, partner, officer, director, trustee, agent, employee, consultant, advisor or otherwise), in the Restricted Territory (as defined below), directly or indirectly, compete with the Employer or engage or participate in the business conducted by the Employer or enter into the employ of or provide any services to any person engaged in a business that is competitive with the business of the Employer. During the Restricted Period, the Employee also (i) shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any customer, supplier, lessor, lessee, employee, consultant or investor of the Employer, and (ii) shall not solicit or hire any employee or consultant of the Employer. The "Restricted Period" shall mean the Employee's employment term, and
(A) any period thereafter in which the Employer is paying Severance Pay to the Employee, or (B) if Employee is



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terminated for Cause, or if Employee terminates employment (other than by expiration of this Agreement) without Good Reason, two (2) years following such termination, regardless of the remaining employment term. The "Restricted Territory" shall mean the area within fifty (50) miles of any retail store owned or operated by Employer (I) from time to time during the employment term or (II) with respect to the period following Employee's employment, at the time of termination of the Employee's employment.

                  (b) It is the desire and intent of the parties that the provisions of this Section 1.03 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subsection or portion of this Section 1.03 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

                  (c)      In the event of any breach of the provisions of this
Section 1.03 by the Employee, any and all rights of the Employee following termination of employment to receive any payments of Severance Pay pursuant to
Article 3 hereof shall automatically terminate, but the foregoing shall not be construed so as to require repayment by the Employee of any such Severance Pay that has been paid to the Employee.

         1.04. INJUNCTIVE RELIEF. The Employee acknowledges and agrees that a breach or threatened breach of the provisions of Section 1.03 of this Agreement would result in irreparable economic harm to the Employer and that a remedy at law for any such breach would be inadequate, and therefore, if there is a breach or threatened breach of the provisions of Sections 1.03 of this Agreement, the Employer shall be entitled to an injunction restraining the Employee from such breach.

                                   ARTICLE 2.
                            COMPENSATION OF EMPLOYEE

         2.01. ANNUAL SALARY. As compensation for the services to be performed hereunder, Employee shall receive a salary) (i) at the rate of three hundred thousand dollars ($300,000.00) per annum through September 30, 1998, payable at the rate of twenty-five thousand dollars ($25,000.00) per month, (ii) at the rate of three hundred twenty-five thousand dollars ($325,000.00) per annum from October 1, 1998 through September 30, 1999, payable at the rate of twenty-seven thousand eighty-three dollars and thirty-three cents ($27,083.33) per month, and (iii) thereafter, at the rate of at least three hundred twenty-five thousand dollars ($325,000.00) per annum, plus such increases, if any, as may be determined by the Tweeter Board. Employee's salary shall be payable in accordance with Employer's payroll payment policies during his employment term.

         2.02. BENEFITS. Employee shall be eligible to receive such benefits, and to participate in such bonus or incentive plans, are as generally made available to other senior executives of Employer or as may be specifically provided to Employee as




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determined by Employer or its Compensation Committee from time to time. In addition, Employer shall provide Employee with a monthly automobile allowance of up to thousand dollars ($1,000.00) paid to Employee in addition to his salary and other benefits on the first of each month. All expenses relating to the operation and maintenance of the automobile, including, but not limited to insurance expense, oil and gas, and repair shall be paid by Tweeter. Additionally, Employer shall procure and maintain an automobile liability insurance policy for Employee's automobile with coverage including Employee and Employee's spouse and those of his children who qualify as Employee's dependents under section 152 of the Internal Revenue Code of 1986, as amended, in such minimum amounts as are reasonable and prudent. Further, it is contemplated that Employer and Employee will, within a reasonable time following the date of this Agreement, agree upon and implement a split-dollar insurance or other deferred compensation benefit for Employee.

         2.03. INDEMNIFICATION OF LOSSES OF EMPLOYEE; INSURANCE. Employer shall indemnify and defend Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf, including the payment of all reasonable legal fees and costs. Employer shall obtain appropriate Directors and Officers liability insurance, including Employee as a named insured in an amount comparable to industry standards for public companies of a size similar to Employer.

                                   ARTICLE 3.
                            TERMINATION OF EMPLOYMENT

         3.01.    TERMINATION EVENTS.

                  (a) TERMINATION UPON DEATH OR DISABILITY. Employee's death shall terminate his employment by Employer. In addition, if Employee becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him under this Agreement and such inability to perform continues for a period in excess of one hundred twenty (120) days during any twelve month period (whether such disability is continuous or discontinuous during such twelve month period), Employer may terminate his employment under this Agreement at any time thereafter, PROVIDED, however, that such disability is continuing at the time of such termination notice.

                  (b)      TERMINATION FOR "CAUSE" OR WITH OR WITHOUT "GOOD
REASON".

                           (i)      Cause. Employer may terminate Employee's
employment at any time for Cause upon at least thirty (30) days written notice to Employee. The term "Cause" shall mean (1) gross negligence or willful misconduct in connection with the performance of the executive's material duties under this Agreement, (2) a breach by Employee of any of his material duties assigned to him by the Tweeter Board (other than by reason of physical or mental illness) and Employee's failure to cure such breach within thirty (30) days of written notice thereof, (3) conduct by Employee against the material best interests of Tweeter or a material act of common law fraud by Employee against




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Tweeter or its affiliates or employees, or (4) conviction of or pleading nolo contendere to a felony.

                           (ii)     Termination With Good Reason. Subject to the
provisos contained in this subparagraph, Employee may terminate his employment under this Agreement with Good Reason upon at least thirty (30) days written notice to the Tweeter Board. Employee shall have "Good Reason" upon, and the term "Good Reason" shall mean, the occurrence of any of the following: (i) liquidation of Tweeter, cessation by Tweeter of its current core business, or sale of Tweeter or substantially all of its assets, (ii) attempt by Tweeter to relocate Employee outside the greater Boston area without Employee's consent,
(iii) breach by Tweeter of any of its material obligations under this Agreement and failure by Tweeter to cure such breach within thirty (30) days of notice thereof, (iv) without Employee's consent, a reduction in his title from CEO of Tweeter or of his duties or responsibilities as CEO of Tweeter; or (v) a Change in Control of Tweeter, as defined below; PROVIDED, however, that the occurrences set forth in the foregoing clause (i) shall not be deemed to have occurred by reason of a corporate reorganization or other transaction in which Tweeter merges into another entity if the stockholders of Tweeter immediately prior to such occurrence or transaction continue to own, immediately after such occurrence or transaction, a majority in voting and economic interest of the successor entity.

                  As used herein, a "Change in Control" shall mean, and shall be deemed to occur if, the "Incumbent Directors" (as hereinafter defined) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Tweeter Board, PROVIDED, however, that any person becoming a Director of the Company subsequent to such date whose election was approved by a vote of at least two-thirds of the Incumbent Directors or whose nomination for election was approved by a nominating committee comprised of Incumbent Directors shall be deemed an Incumbent Director. The "Incumbent Directors" shall mean persons who, as of closing of the Company's initial public offering of its common stock on or about the date of this Agreement, constitute the Tweeter Board and those persons deemed Incumbent Directors pursuant to the preceding sentence.

                           (iii)    Termination Without Good Reason. Employee
may terminate his obligations under this Agreement without Good Reason by giving Employer at least three (3) months notice in advance.

         3.02     OBLIGATIONS OF EMPLOYER FOLLOWING TERMINATION.

                  (a) TERMINATION BY DEATH. In the event of termination of employment by reason of Employee's death, Employee, or his estate or other successors in interest, shall be entitled to receive any salary, pro rated bonuses, and benefits earned by or accrued to Employee and unpaid at the date of his death, but shall not receive any further salary or other compensation hereunder.



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                  (b)      TERMINATION BY REASON OF DISABILITY. In the event of
termination of employment upon disability pursuant to Section 3.01(a) above, Employer agrees to pay Employee his annual salary for one year payable in the same manner as provided for the payment of salary herein irrespective of any disability insurance or other benefits available to Employee.

                  (c) TERMINATION FOR "CAUSE". In the event of termination of employment during the employment term for Cause, Employee shall be entitled to receive his salary then in effect and benefits due or to become due to him up to the date of termination of employment, and, in the case of benefits, as may be mandated by law following termination of employment, but Employee shall not be entitled to any other or further salary or other compensation, bonuses (whether or not pro rated) or other benefits.

                  (d) TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EMPLOYEE WITH GOOD REASON. Upon termination of Employee's employment by Employee for Good Reason, or by Employer for any reason other than for Cause, death or disability, Employee shall be entitled to receive, subject to the provisions of Section 1.03 above, "Severance Pay" as follows:

                           (i) If such termination occurs during the first, second or third year of this Agreement, Employee's annual salary then in effect payable for three (3) years following termination of employment.

                           (ii) If such termination occurs during the fourth year of this Agreement, Employee's annual salary then in effect payable for two (2) years following termination of employment.

                           (iii) If such termination occurs during the fifth or any subsequent years of this Agreement, Employee's annual salary then in effect payable for one (1) year following termination of employment.

                  No Severance Pay shall be payable to Employee if his employment terminates due to expiration of this Agreement without renewal, PROVIDED, however, that upon any such expiration Employer may elect, at its option, to pay Employee Severance Pay for up to two (2) years following such expiration, in which event Employee shall be bound by the provisions of Section
1.03 above during the period in which such Severance Pay is paid. Severance Pay shall be payable as salary continuation, payable over time in the same manner as Employee's salary.

                  Additionally, upon any termination as described in this
Section 3.02(d): (i) all stock options of Employee under any incentive or stock option plan of Employer or any Employer affiliate shall continue to vest during the period in which Severance Pay is being paid, subject, however, to the specific terms of any option or other agreement or plan relating thereto and
(ii) Tweeter shall pay Employee, within ninety (90) days of such a termination, in cash, an amount equal to the unvested accrued benefits, if any (other




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than with respect to stock options or restricted stock), which Employee may have under any retirement, short- or long-term incentive, or stock-option plan of Tweeter or any Tweeter affiliate.

                  (e) TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. In the event of a termination of employment by Employee without Good Reason, Employee shall be entitled to receive any salary or bonuses earned by or accrued to Employee and unpaid at the date of his death, but shall not receive any further salary or other compensation hereunder, and without limiting the foregoing, in such event, (i) Employee shall receive no Severance Pay, (ii) vesting of all stock options and restricted stock shall cease upon termination of employment, and (iii) Employee shall receive no payments in respect of unvested accrued benefits under any long or short-term incentive plan or retirement plan. The foregoing clauses (i) through (iii) shall also apply if Employee's employment terminates due to expiration of this Agreement, or of a renewal term of this Agreement, without further renewal.

                                   ARTICLE 4.
                               GENERAL PROVISIONS

         4.01. NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested to such other party at the address first set forth above.

         4.02 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.

         4.03. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.




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         4.04.    ASSIGNMENT. This Agreement may be assigned by Employer but not by Employee.

         Executed on _____________________, 1998, at Canton, Massachusetts.



                                        EMPLOYER:

                                        TWEETER HOME ENTERTAINMENT GROUP, INC.


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:


                                        EMPLOYEE:


                                        --------------------------------------
                                        Samuel J. Bloomberg




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